Exhibit 99.3

The share exchange described in this notice is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may be residents of a country other than the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail.

Securities Code: 6086

Date and Time:

Friday, September 4, 2026 at 10:00 a.m.

Reception starts at 9:30 a.m.

Venue:

Ours Inn Hankyu

1-50-5 Oi, Shinagawa-ku, Tokyo

Single building, 3rd Floor, Conference Rooms A & B

(Please see the “Map to the Extraordinary General Shareholders Meeting Venue” at the end of this Notice.)

Proposals

Extraordinary General Shareholders Meeting	Proposal No. 1:	Approval of the Stock Exchange Agreement between SANKI SERVICE CORPORATION and the Company

Convocation Notice	Proposal No. 2:	Partial Amendment to the Articles of Incorporation

	Proposal No. 3:	Election of Five Directors

	Proposal No. 4:	Election of Three Audit and Supervisory Board Members

	CONTENTS

	Convocation Notice for Extraordinary General Shareholders Meeting		4

	General Shareholders Meeting Reference Materials		10

	Proposal No. 1:	Approval of the Stock Exchange Agreement between SANKI SERVICE CORPORATION and the Company

	Proposal No. 2:	Partial Amendment to the Articles of Incorporation

	Proposal No. 3:	Election of Five Directors

Shin Maint Holdings Co., Ltd.	Proposal No. 4:	Election of Three Audit and Supervisory Board Members

Securities Code: 6086

To All Shareholders	Issue Date:	August 20, 2026

	Date of Commencement of Electronic Provision Measures:	August 14, 2026

12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo

	President, Chairman, and Representative Director:	Hideo Naito

Convocation Notice for Extraordinary General Shareholders Meeting

Greetings. We would like to express our deep gratitude for your continued support.

We hereby give you notice that an Extraordinary General Shareholders Meeting for Shin Maint Holdings Co., Ltd. will be held as follows.

On the occasion of the General Shareholders Meeting, we have taken measures to provide information electronically, by posting on the websites set forth below matters subject to measures for electronic provision as the “Convocation Notice for Extraordinary General Shareholders Meeting”.

The Company’s website: https://www.shin-pro.com/ir/ir_news

In addition, the matters subject to measures for electronic provision are posted on the following website.

The Tokyo Stock Exchange website (Tokyo Stock Exchange Listed Company Information Service):

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

After accessing the above website, enter “Shin Maint Holdings” in the “Issue name (company name)” field or “6086” (half-byte characters) in the securities “Code” field, then select “Basic information,” “Documents for public inspection/PR information” and “General shareholders meeting convocation notice/general shareholders meeting information” to view the information.

Please note that if you are unable to attend the meeting, you can exercise your voting rights in writing (by mail) or electronically (online). Please refer to page 3 of the General Shareholders Meeting Reference Materials below, “Guide to Exercising Voting Rights”, and be sure to exercise your voting rights by 6:00 p.m. on Thursday, September 3, 2026.

Thank you.

1.	Date and Time:	Friday, September 4, 2026, at 10:00 a.m. Reception starts at 9:30 a.m.

2.	Venue:	1-50-5 Oi, Shinagawa-ku, Tokyo Single Building, 3rd Floor, Conference Rooms A & B (Please see the “Map to the Extraordinary General Shareholders Meeting Venue” at the end of this Notice.)

3.	Agenda for the Meeting:

Matters for Resolution

Proposal No. 1: Proposal No. 2: Proposal No. 3: Proposal No. 4:

Approval of the Stock Exchange Agreement between SANKI SERVICE CORPORATION and the Company

Partial Amendment to the Articles of Incorporation

Election of Five Directors

Election of Three Audit and Supervisory Board Members

End

•	If you will be attending the meeting, please submit at the Reception Desk the Voting Card enclosed with this Notice.

•	If the Voting Card shows neither a vote “For” or “Against” a certain proposal, this will be treated as a vote “For” that proposal.

•	For the General Shareholders Meeting, regardless of whether you requested delivery of documents, all shareholders will be sent a form indicating the matters subject to electronic provision.

•

If a matter subject to electronic provision is amended, we will post on the above websites where the matters subject to electronic provision can be accessed a notice that a revision was made, as well as the relevant matter prior to revision and the matter following revision.

Guide to Exercising Voting Rights

The right to vote at a general shareholders meeting is an important shareholder right.

Please review the General Shareholders Meeting Reference Materials before exercising your voting rights.

You can exercise your voting rights in the following three different ways.

Attendance at the General Shareholders Meeting	Exercising voting rights in writing (by mail)	Exercising voting rights online

Please submit your Voting Card at the Reception Desk.	Please indicate your votes “For” or “Against” the proposals on the Voting Card and return the form by mail.	Please enter your votes “For” or “Against” the proposals in accordance with the instructions on the following page.

Date and Time	Exercise Deadline	Exercise Deadline

Friday, September 4, 2026 at 10:00 a.m. (Reception starts at 9:30 a.m.)	Must be received by 6:00 p.m. on Thursday, September 3, 2026	Input must be completed by 6:00 p.m. on Thursday, September 3, 2026

Guide to Filling Out the Voting Card

If you exercise your voting rights both in writing (by mail) and online, then your online votes will be treated as valid If you exercise your voting rights multiple times online, then the last votes you made will be treated as valid.

Guide to Exercising Voting Rights Online

Scanning a QR Code “Smart Voting”	Inputting Your Voting Code and Password

You can log onto the voting rights exercise website without inputting your voting code or password.	Voting rights exercise website: https://www.web54.net

If you have any questions about exercising voting rights online using a personal computer or smartphone, please call the number to the right.	Sumitomo Mitsui Trust Bank, Ltd., Shareholder Online Support, dedicated phone number: 0120-652-031 (toll-free) (Hours: 9:00 a.m. to 9:00 p.m.)

GENERAL SHAREHOLDERS MEETING REFERENCE MATERIALS

Proposals and Matters for Reference

Proposal No. 1: Approval of the Stock Exchange Agreement between SANKI SERVICE CORPORATION and the Company

The decision to carry out a business integration between SANKI SERVICE CORPORATION (“Sanki Service”) and the Company based on a spirit of equality between the Companies (the “Business Integration”) was made at meetings of the board of directors of both Companies held on July 15, 2026. In accordance with this decision, it was decided to carry out a share exchange (the “Share Exchange”) under which the Company will become the “stock company acquiring all issued shares” (wholly owning parent company resulting from the share exchange) set forth in Article 767 of the Companies Act and Sanki Service will become the “stock company effecting the share exchange” (wholly owned subsidiary resulting from the share exchange) set forth in Article 768, Paragraph 1, Item 1 of the Companies Act, and a Share Exchange Agreement was executed by the Companies on July 15, 2026.

In this Proposal, the Company asks for approval by shareholders of the Share Exchange Agreement; the reasons for carrying out the Share Exchange, the specifics of the Share Exchange, and other matters concerning this Proposal are as follows.

1.	Reasons for Carrying Out the Share Exchange

In July 1977, Sanki Service was spun off from Hyogo Kiko Co., Ltd. and established in Himeji, Hyogo on the occasion of its business alliance with Sanyo Air Conditioning System Services Co., Ltd. (currently, Panasonic Commercial Equipment Systems Co., Ltd.), aiming to offer infrastructure for pleasant spaces with peace of mind under the business policy of “contributing to society through environmental improvements focused on maintenance”. Since its founding, Sanki Service has been performing maintenance for large air-conditioning equipment as a manufacturer-designated service shop of the Panasonic Group, as well as providing total maintenance services ranging from design, construction and maintenance management to repairs in a consistent manner for equipment such as kitchen equipment, electrical equipment, water supply and drainage, and sanitation equipment, establishing call centers in Japan and Shanghai, China to respond to emergency repairs, 24 hours a day, 365 days a year, and in recent years expanding business areas to construction for energy-saving equipment renewal and environmental solutions.

Meanwhile, the Company was founded in October 1999, and became a holding company in September 2017, having Shin Pro Maint Inc. and TESCO Co., Ltd. as subsidiaries. The Company Group upholds its management philosophy, “mushin, yume-arata”, under which it aims to be a group that continues to take on new challenges with the dream of realizing a rich life and a rich society. The Company Group has, as its major customers, leading companies in the food service industry, the merchandise and retail industry, the long-term care industry, etc., and as its primary business, performs maintenance at stores and facilities on malfunctioning equipment and devices and issues with building interiors and exteriors on behalf of the head offices of customers. Specifically, the Company Group provides one-stop maintenance services in which it receives maintenance requests from stores and facilities across Japan, and selects and dispatches suitable subcontractors (maintenance keepers) from among over 10,000 Company subcontractors across Japan depending on the type, region, nature, etc. of requests, to resolve issues with equipment and devices and building interior and exteriors at stores and facilities.

The Companies expect that in the maintenance service market in which the Companies operate, demand for maintenance will remain structurally firm against a backdrop of demand for renovation and renewal of aging buildings and equipment as well as a backdrop of responses to energy conservation and carbon neutrality, reduction of electricity expenses, responses to various laws and regulations, etc. At the same time, the role that customers demand that maintenance operators fulfill is shifting from an “occasional” partner which responds to failures and performs one-off work to a “continuous partner” which performs inspections, repairs, renewals, preventive maintenance, and energy-saving proposals on a continuous basis. The Companies believe that in such an environment, in addition to the ability to accumulate individual construction work and spot projects, the key to continuous growth is the ability to accumulate revenue from maintenance on a stable and continuous basis while deepening ongoing relationships with customers.

In capturing such growth opportunities, there are business challenges that the Companies share. Both Companies face the challenges of soaring energy and raw material prices and the destabilization of logistics, as well as the challenges of ensuring a stable system for providing services, and ensuring the maintenance and quality of a network of subcontractors and professionals against a backdrop of worsening labor shortages due to a shrinking labor force. Further, changes to the competitive environment are expected due to a movement on the part of customers to perform maintenance in-house, and industry reorganization; therefore, the Companies recognize that there are certain restrictions if each company were to try to respond individually to such environmental changes and realize continuous growth.

Recognizing this, the Companies exchanged opinions at the management level and deepened their mutual understanding as leading companies in the same industry of providing total maintenance services nationwide. Through this process, the Companies came to share the recognition that by bringing together each other’s business resources on an equal footing, it is possible to strengthen their business foundations and enhance their corporate values, which each company cannot realize on its own.

The Business Integration originated approximately 10 years ago from the commencement of meetings between the founders of the Companies. Since then, the Companies held meetings about once a year to deepen mutual understanding. In the process of discussions and examinations, the Companies determined that as a result of the Business Integration, the mutual utilization of customer bases, professionals, technical capabilities, know-how, and other business resources developed up to now by the Companies, and the establishment of a strong business foundation which would make it possible to improve service quality and business efficiency would contribute to maximization of the value to be provided to customers and further enhancement of the corporate value of the Companies’ group, and the Companies entered into the Business Integration Agreement and Share Exchange Agreement following resolutions at board of directors meetings of the Companies held on July 15, 2026, to implement the Business Integration.

The Business Integration will be implemented by way of a holding company structure, and use the Company as the holding company since it has already adopted a holding company structure, adopting a commonly-used method for the purpose of advancing the business integration in an efficient manner. Specifically, subject to the approval for the Business Integration at the Companies’ general shareholders meetings, Sanki Service and the Company will implement the Share Exchange, and the Company will change its trade name to “SANKI Shin Maint Holdings Co., Ltd.”

The business purpose of the Business Integration is that the Companies’ strengths have mutually complementary orientations. Sanki Service’s strengths are its technical capabilities and on-site execution capabilities supported by over 300 engineers. Meanwhile, the Company’s strength is its ability to operate its maintenance platform through reception, dispatch, project management and other control tower functions for customers having many stores nationwide. The Companies will integrate these technical capabilities and platform operation capabilities as a result of the Business Integration, and concurrently expand customer bases (customer portfolios) and service areas among existing customers (expansion of shares within customers), as well as expand services from a starting point of continuous maintenance to renewal, preventive maintenance, energy-saving proposals, etc. with the aim of maximizing the value to be provided to customers and enhancing corporate value.

The Companies envision the following synergies resulting from the implementation of the Business Integration.

(1)	Creation of Cross-Sell Opportunities through Mutual Utilization of Customer Bases

The Companies understand that each has a strong customer base in a different industry, and the business relationships with customers and industry knowledge that has been cultivated by each company until now complement each other. After the Business Integration, the Companies will create cross-sell opportunities by utilizing each other’s customer bases and introducing customers to each other. By doing so, the Companies will be able to provide services to customers to whom each company could not fully approach on its own, and able to increase the value provided to customers by providing customers with end-to-end services throughout the group. Further, by sharing information on customer needs and proposal know-how possessed by the Companies’ sales representatives, it will become possible to make proposals with higher added value by meeting the challenges faced by each customer, as well as to improve customer satisfaction and strengthen ongoing business relationships.

(2)	Improvement of Service Quality by Sharing Technical Capabilities and Know-how

The services provided by the Companies differ in terms of intended customer concerns and areas in which service is provided, and therefore, technical capabilities and know-how cultivated through the provision of services are also different between the two companies. After the Business Integration, by sharing their technical capabilities and know-how, the Companies will further improve the services to be provided. Specifically, either company’s professional technical capabilities and know-how will be incorporated in the other company’s process for providing services, thereby possibly enabling the sophistication of service quality and expansion of the areas in which service is provided. Further, by operating their businesses in a manner making the best use of the strengths of each company while sharing with each other the Companies’ best on-site practices, the Companies will improve the service quality of the overall group, and develop new services combining the Companies’ knowledge and experience.

(3)	Strengthening of Business Foundation through Mutual Utilization of Know-How on Service Provision System

The primary service provision system of the Companies as of now is that the Company provides services using its network of subcontractors, while Sanki Service provides services using mostly its own employees. After the Business Integration, by sharing with each other know-how on establishing and managing a network of subcontractors and know-how on education and work standardization pertaining to service provision by a company’s own employees, and combining the stable and high-quality service provision system of using a company’s own employees with the flexible and highly expandable service provision system of using a network of subcontractors, the Companies will strengthen their business foundations. Additionally, since flexible response to increases and decreases in demand and in accordance with the state of secured personnel for each region becomes possible, the Companies believe that their response capabilities will be improved, and opportunities to receive orders will be maximized.

(4)	Sales Area Expansion and Cost Efficiency through Mutual Utilization and Optimization of Sales Bases

The Companies each have sales bases in different regions, which means that the Companies complement each other in terms of sales areas. After the Business Integration, by mutually utilizing each other’s sales bases, the Companies will find customers in regions where neither company was able to fully operate sales activities until now, and expand sales areas. The Companies consider that in regions where the Companies’ sales bases do not overlap, using the regional network of a sales base which will become newly available will enable more efficient approaches to new customers. On the other hand, in regions where the Companies’ sales bases overlap, while each company will maintain its customer response capabilities and sales functions to maintain its uniqueness, the Companies will optimize the locations of sales bases and the distribution of sales personnel, reorganize overlapping work, and take other measures, as needed, to reduce costs and improve sales efficiency.

(5)	Enhancement of Management Efficiency by Consolidating Corporate Functions, etc.

The Companies believe that after the Business Integration, it will be possible to reduce the cost of managerial departments and improve the management efficiency of the overall group by improving the efficiency of the head office functions and reducing listing costs. Specifically, overlapping functions of the managerial departments will be reorganized, and work processes will be standardized with the aim of improving the efficiency of corporate work and reducing management costs. In the long term, regarding the core systems etc. used by the Companies, the Companies will consider system operation cost reductions and data utilization sophistication through gradual consolidation, giving consideration to work-related needs and migration risks etc. It is expected that the business administration system of the overall group can thereby be improved, and limited business resources can be selectively distributed to areas where growth is highly expected.

2.	Timetable for the Share Exchange

Date of resolutions of the boards of directors to execute the Share Exchange Agreement (the Company and Sanki Service)	July 15, 2026 (Wed.)

Date of execution of the Share Exchange Agreement (the Company and Sanki Service)	July 15, 2026 (Wed.)

Publication date of the record date for the Extraordinary Shareholders Meeting (the Company)	July 15, 2026 (Wed.)

Record date for the Extraordinary Shareholders Meeting (the Company)	July 30, 2026 (Thu.)

Annual Shareholders Meeting (Sanki Service)	August 28, 2026 (Fri.) (planned)

Extraordinary Shareholders Meeting (the Company)	September 4, 2026 (Fri.) (planned)

Last trading date (Sanki Service)	November 26, 2026 (Thu.) (planned)

Date of delisting (Sanki Service)	November 27, 2026 (Fri.) (planned)

Effective date of the Share Exchange (the Company and Sanki Service)	December 1, 2026 (Tue.) (planned)

(Note)

The timetable for the Share Exchange is subject to change upon discussion and agreement between the Companies if necessary due to the progress of the procedures for the Share Exchange or for any other reason. Any changes to the above timetable will be announced promptly.

3.	Overview of the Share Exchange

(1)	Matters Concerning the Appropriateness of the Share Exchange Consideration

(i)	Terms of Allotment for the Share Exchange

	The Company	Sanki Service
Allotment ratio for the Share Exchange	1	1.920
Number of shares to be delivered in the Share Exchange	Company stock: 11,179,572 shares (planned)

(Note 1)	Share allotment ratio

The Company will allot and deliver 1.920 shares of Company stock for each share of Sanki Service stock. However, no shares will be allotted in the Share Exchange with respect to the Sanki Service stock held by the Company as of the Time of Record (as defined below). The above allotment ratio in the Share Exchange (“Share Exchange Ratio”) is subject to change upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions on which the calculation of the Share Exchange Ratio is based.

(Note 2)	Number of shares of Company stock to be delivered in the Share Exchange

Upon the Share Exchange, the Company will deliver the shares of the Company stock to Sanki Service shareholders (provided, however, that this refers to the shareholders after the cancellation of treasury shares below) as of the time (the “Time of Record”) immediately before the point in time when the Company acquires all issued shares of Sanki Service through the Share Exchange, in exchange for the Sanki Service stock held by each shareholder and in a number calculated by multiplying the total number of shares of the Sanki Service stock held by each shareholder by the Share Exchange Ratio. Further, the shares to be delivered by the Company will be delivered as a result of the issuance of new shares (11,179,572 shares).

By a resolution of a meeting of the board of directors of Sanki Service to be held on or before the day immediately preceding the effective date of the Share Exchange, Sanki Service plans to cancel as of the Time of Record all treasury shares held as of the Time of Record, including shares of the restricted stock Sanki Service allotted as restricted stock compensation to officers (“Restricted Stock”) for which transfer restrictions were not lifted as of the business day preceding the effective date of the Share Exchange and which Sanki Service will acquire at no cost, as well as the shares acquired in response to demands for purchase of shares by dissenting shareholders under Article 785, Paragraph 1 of the Companies Act in relation to the Share Exchange. The number of shares to be delivered as a result of the Share Exchange may be revised going forward, due to reasons such as the acquisition and cancellation of Sanki Service treasury shares.

(Note 3)	Treatment of shares of less than one unit

The shareholders of Sanki Service who will hold shares of less than one unit (i.e., fewer than 100 shares) in the Company as a result of the Share Exchange, will be entitled to use the following program concerning the Company stock as shares of less than one unit cannot be sold on the financial instruments exchange market.

•	Demand for purchase of shares of less than one unit (sale of shares of less than one unit (100 shares))

Under Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares of less than one unit in the Company may request that the Company buy back their shares of less than one unit.

(Note 4)	Treatment of fractional shares

If any shareholder of Sanki Service is to receive a fraction of less than one share of Company stock in connection with the Share Exchange, the Company will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell Company stock in a number equivalent to the total sum of such fractional shares (any fraction of less than one share in the total number will be rounded down) and deliver the sales proceeds to such shareholders in proportion to their fractional shares.

Because Sanki Service has not issued any stock acquisition rights or bonds with stock acquisition rights, there is no need for treatment of stock acquisition rights or bonds with stock acquisition rights in connection with the Share Exchange.

(ii)	Basis for the Terms of Allotment for the Share Exchange

A.	Basis and Reasons for the Terms of Allotment

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio as stated in “(i) Terms of Allotment for the Share Exchange” above, the Companies each appointed a third-party valuation firm and various advisors, independent of the Companies. Prior to beginning full-fledged discussions, the Company retained Japan Blue M&A Advisory, Ltd. (“JBMA”) as its financial advisor and third-party valuation firm and TMI Associates as its legal advisor, and Sanki Service retained Maxus Corporate Advisory Inc. (“Maxus Corporate Advisory”) as its financial advisor and third-party valuation firm and Hibiya-Nakata as its legal advisor.

As described in “C. Measures to Ensure Fairness” below, as a result of careful discussions and examination based on the share exchange ratio valuation report dated July 14, 2026 acquired from JBMA, the Company’s financial advisor and third-party valuation firm, advice from TMI Associates, its legal advisor, and the results of due diligence conducted by the Company on Sanki Service from mid-May to late June 2026, the Company has concluded that the Share Exchange Ratio is appropriate and serves the interests of the shareholders of the Company. Therefore, the Company has determined that implementing the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, as described in “C. Measures to Ensure Fairness” below, as a result of careful discussions and examination based on the share exchange ratio valuation report dated July 14, 2026 acquired from Maxus Corporate Advisory, Sanki Service’s financial advisor and third-party valuation firm, advice from Hibiya-Nakata, its legal advisor, and the results of due diligence conducted by Sanki Service on the Company from mid-May to late June 2026, Sanki Service concluded that the Share Exchange Ratio was appropriate and served the interests of the shareholders of Sanki Service. Therefore, Sanki Service determined that implementing the Share Exchange using the Share Exchange Ratio would be appropriate.

As described above, the Companies carefully reviewed the results of the due diligence conducted by each party on the other party, with consideration to the calculation results of the share exchange ratio submitted by the Companies’ respective third-party valuation firms and the advice from the Companies’ respective legal advisors, and held a series of negotiations and discussions while giving comprehensive consideration to such factors as the financial conditions, asset conditions, and future prospects of the Companies. As a result, the Companies determined that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Companies. Therefore, the Companies agreed to implement the Share Exchange using the Share Exchange Ratio.

However, the Share Exchange Ratio is subject to change, in accordance with the Share Exchange Agreement, upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions used as the basis of the calculation.

B.	Matters Concerning Calculation of the Share Exchange Ratio

(a)	Names of valuation firms and relationship with the Companies

Both JBMA, the third-party valuation firm of the Company, and Maxus Corporate Advisory, the third-party valuation firm of Sanki Service, are valuation firms independent of the Companies and do not constitute related parties of the Companies, with no material interests that should be disclosed in connection with the Share Exchange.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of JBMA, has performed financing transactions for the Company as part of normal banking transactions, but has no material interests pertaining to a conflict of interest with the Company in relation to the Share Exchange. According to JBMA, JBMA has established and implemented an appropriate system to avoid conflicts of interests with Mizuho Bank, such as information firewall measures, and has calculated the share exchange ratio from a position independent from the lender Mizuho Bank. Appropriate measures to prevent adverse effects have been established between JBMA and Mizuho Bank, and since the Company and JBMA are implementing a transaction with the same terms and conditions as that of ordinary transaction partners, sufficient independence has been ensured in JBMA carrying out its duties as a financial advisor and third-party valuation firm in the Share Exchange. Therefore, the Company has determined that there is no particular problem in relation to requesting a share valuation of the Company stock from JBMA.

While the fees payable to JBMA in relation to the Share Exchange include a contingency fee to be paid contingent on the closing of the Share Exchange, it has been determined that, taking into account such factors as the general practices for similar transactions and the appropriateness of a compensation structure that would result in the Company incurring a considerable financial burden in a case where the Share Exchange is not completed, the inclusion of a contingency fee to be paid contingent on the completion of the Share Exchange does not negate JBMA’s independence. Additionally, while the fees payable to Maxus Corporate Advisory in relation to the Share Exchange include a contingency fee to be paid contingent on the closing of the Share Exchange, it has been determined that, taking into account the general practices for similar transactions, the appropriateness of a compensation structure that would result in Sanki Service incurring a considerable financial burden in a case where the Share Exchange is not completed, and the like, the inclusion of a contingency fee to be paid contingent on the completion of the Share Exchange does not negate Maxus Corporate Advisory’s independence.

(b)	Overview of the calculation

(i)	Calculation by JBMA

For the share exchange ratio, JBMA conducted valuations using, as valuation methods: market share price reference analysis, since the Company’s common stock is listed on the Growth Market of the TSE, Sanki Service’s common stock is listed on the Standard Market of the TSE, and market share prices are available for the Companies; comparable company analysis, since the Companies have more than one comparable listed company, making it possible to estimate their equity values using the comparable company analysis; and discount cash flow analysis (“DCF Analysis”) to reflect the future business activities of the Companies in the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of Company stock, are as follows.

Method	Calculated share exchange ratio range
Market share price reference analysis	1.540 - 1.745
Comparable company analysis	1.581 - 1.967
DCF Analysis	1.103 - 2.420

In the market share price reference analysis, using July 14, 2026 as the valuation reference date, the closing prices on the TSE on the valuation reference date and the simple average of the closing prices for the one month, three months, and six months dating from the valuation reference date were used for the respective valuations, and based on the results thereof, a share exchange ratio range was calculated.

In the DCF Analysis, corporate value was evaluated by discounting future cashflows and the like on the basis of financial forecasts prepared by the Companies to a present value at a certain discount rate. It is noted that regarding the financial forecasts of both companies which JBMA used as the basis of its valuations in the DCF Analysis, there were no business years for which a significant increase or decrease in profits is projected, but there were business years for which a significant increase or decrease in free cash flow is projected. Specifically, regarding the Company, in the term ending February 2028, a significant increase in free cash flow is projected because of a resolution of the one-time increase in operating capital arising in the preceding business year; and regarding Sanki Service, in the term ending May 2027, a significant increase in free cash flow is projected because of a resolution of the one-time increase in working capital arising in the preceding business year, and in the terms ending May 2029 and May 2030, a significant increase in free cash flow is forecast because of an increase in operating profit margin and a decrease in amount of increase in working capital compared to the preceding business year.

In calculating the above share exchange ratio, JBMA, in principle, used public information and information presented to JBMA as is, assumed that such materials and information etc. were accurate and complete, and did not independently verify the accuracy and completeness of such information, nor is JBMA obligated to do so. JBMA also did not perform any independent valuation or assessment of the assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, nor did JBMA request a third party institution to conduct an appraisal or assessment of such assets or liabilities. JBMA assumed that the business plans, financial forecasts, and other information related to the future provided by the Company were reasonably prepared by the Company’s management on the basis of the best forecasts and judgements possible at the present time, and that the business plans, financial forecasts, and other information related to the future provided by Sanki Service were reasonably prepared by Sanki Service’s management on the basis of the best forecasts and judgements possible at the present time. JBMA relied on such information without independent verification of the accuracy, appropriateness, and feasibility of the Company and Sanki Service’s business plans. JBMA’s valuation of the share exchange ratio reflects the information obtained by JBMA and the economic conditions existing up to July 14, 2026. The sole purpose of JBMA’s valuation is to be used as a reference by the board of directors of the Company in considering the Share Exchange Ratio.

(ii)	Calculation by Maxus Corporate Advisory

For the share exchange ratio, Maxus Corporate Advisory conducted valuations using, as valuation methods: average market share price analysis, since Sanki Service’s common stock is listed on the Standard Market of the TSE, the Company’s common stock is listed on the Growth Market of the TSE, and market share prices are available for the Companies; comparable company analysis, since the Companies have more than one comparable listed company, making it possible to estimate their equity values using the comparable company analysis; and DCF Analysis to reflect the future business activities of the Companies in the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of Company stock, are as follows.

Method	Calculated share exchange ratio range
Average market share price analysis	1.540 - 1.745
Comparable company analysis	1.244 - 2.095
DCF Analysis	1.246 - 1.952

In the average market share price analysis, using July 14, 2026 as the valuation reference date, the closing prices on the TSE on the valuation reference date and the simple average of the closing prices for the one month, three months, and six months dating from the valuation reference date were used for the respective valuations, and based on the results thereof, a share exchange ratio range was calculated.

In the DCF Analysis, corporate value was evaluated by discounting future cashflows and the like on the basis of financial forecasts prepared by the Companies to a present value at a certain discount rate. It is noted that regarding the financial forecasts of Sanki Service, which Maxus Corporate Advisory used as the basis of its valuations in the DCF Analysis, there were no business years for which a significant increase or decrease in profits is projected, but there were business years for which a significant increase or decrease in free cash flow is projected. Specifically, the business year ending May 2027 a significant increase in free cash flow is expected as a result of eliminating the cause for the temporary increase in working capital which arose during the previous business year.

In calculating the above share exchange ratio, Maxus Corporate Advisory, in principle, used public information and information presented to Maxus Corporate Advisory as is, assumed that such materials and information etc. were accurate and complete, and did not independently verify the accuracy and completeness of such information, nor is Maxus Corporate Advisory obligated to do so. Maxus Corporate Advisory also did not perform any independent valuation or assessment of the assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, nor did Maxus Corporate Advisory request a third party institution to conduct an appraisal or assessment of such assets or liabilities. Maxus Corporate Advisory assumed that that the business plans, financial forecasts, and other information related to the future provided by Sanki Service were reasonably prepared by Sanki Service’s management on the basis of the best forecasts and judgements possible at the present time, and that the business plans, financial forecasts, and other information related to the future provided by the Company were reasonably prepared by the Company’s management on the basis of the best forecasts and judgements possible at the present time. Maxus Corporate Advisory relied on such information without independent verification of the accuracy, appropriateness, and feasibility of Sanki Service and the Company’s business plans. Maxus Corporate Advisory’s valuation of the share exchange ratio reflects the information obtained by Maxus Corporate Advisory and the economic conditions existing up to July 14, 2026. The sole purpose of Maxus Corporate Advisory’s valuation is to be used as a reference by the board of directors of Sanki Service in considering the share exchange ratio.

C.	Measures to Ensure Fairness

Through the Share Exchange, Sanki Service, a listed company, will become the “stock company effecting the share exchange” (wholly-owned subsidiary resulting from the share exchange) set forth in Article 768, Paragraph 1, Item 1 of the Companies Act. Therefore, the Companies have implemented the following measures to ensure fairness in the Share Exchange.

(i)

Obtaining of valuation reports from independent third-party valuation firms To ensure fairness in calculating the share exchange ratio for the Share Exchange, the Company retained JBMA, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on July 14, 2026, and Sanki Service retained Maxus Corporate Advisory, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on July 14, 2026. Summaries of the valuation reports are provided in “B. Matters Concerning Calculation of the Share Exchange Ratio” above. Neither of the Companies has obtained a written opinion (fairness opinion) from their third-party valuation firms to the effect that the share exchange ratio of the Share Exchange is fair to the shareholders of the Companies from a financial viewpoint.

(ii)	Receipt of advice from independent law firms

As legal advisors for the Share Exchange, the Company retained TMI Associates and Sanki Service retained Hibiya-Nakata and respectively received legal advice on the procedures for the Share Exchange and the method and process of decision making. TMI Associates and Hibiya-Nakata are independent of the Companies and do not have any material interest in the Companies in relation to the Business Integration, including the Share Exchange.

D.	Measures to Avoid Conflicts of Interest

As of the present time, there are no personnel or business relationships between the Companies, and additionally, the “Matters to be Observed Pertaining to MBOs, etc.” set forth in Rule 441 of the Securities Listing Regulations do not apply to the Share Exchange. Therefore, no special measures have been taken on the occasion of the Share Exchange.

4.	Overview of the Parties to the Share Exchange

(Unit: million yen, unless specified otherwise)

	Stock company acquiring all issued shares set forth in Article 767 of the Companies Act (Wholly- owning parent company resulting from the share exchange)	Stock company effecting the share exchange set forth in Article 768, Paragraph 1, Item 1 of the Companies Act (Wholly-owned subsidiary resulting from the share exchange)

(1) Name	Shin Maint Holdings Co., Ltd.	SANKI SERVICE CORPORATION

(2) Location	12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo, Japan	576-1 Abo-ko, Himeji, Hyogo, Japan

(3) Name and title of representative	Hideo Naito, President, Chairman, and Representative Director	Tatsuo Kitakoshi, President and Representative Director

(4) Description of business	Business administration for subsidiaries performing total maintenance services business for equipment, devices, and building interiors and exteriors, etc. of stores and facilities	Design, construction, maintenance management, and maintenance of air conditioning equipment, electrical, kitchen, water supply and drainage, and sanitation equipment etc.

(5) Share capital	236,000,000 yen (as of February 28, 2026)	616,652,000 yen (as of May 31, 2026)

(6) Date of establishment	August 23, 1985	July 11, 1977

(7) Number of issued shares	(Common stock) 21,666,000 shares (as of February 28, 2026)	(Common stock) 6,583,485 shares (as of May 31, 2026)

(8) Fiscal year-end	End of February	End of May

(9) Number of Employees	326 (Consolidated) (as of February 28, 2026)	631 (Consolidated) (as of May 31, 2026)

(10) Major trading partners	N/A	Panasonic HVAC & CC Systems Co., Ltd. Seven-Eleven Japan Co., Ltd. LIFE CORPORATIONAlpen Co., Ltd. OKUWA Co., Ltd. Sumitomo Realty & Development Co., Ltd. Keiyo Co., Ltd.

(11) Major banks	Mizuho Bank Sumitomo Mitsui Banking MUFG Bank	MUFG Bank Sumitomo Mitsui Banking Minato Bank

(12) Major shareholders and shareholding ratios (Note 1)

Hideo Naito        23.24%

Tsuyoshi Naito       8.34%

Lichfield LP (Standing proxy: MUFG Bank, Ltd.)            5.53%

The Master Trust Bank of Japan, Ltd. (Trust Account)          5.49%

Takumi Capital Management Master Fund LP (Standing proxy: The Hongkong and Shanghai Banking Corporation Tokyo Branch Securities Services Operations)      5.19%

Shu Management Co., Ltd.   4.23%

FCP Sextant Autour Du Monde (Standing proxy: The Hongkong and Shanghai Banking Corporation Tokyo Branch Securities Services Operations)         4.23%

Nomura Co., Ltd.        3.24%

Rie Goda            2.94%

Interactive Brokers LLC (Standing proxy: Interactive Brokers Securities Japan Inc.)               2.87%

Nakashima Industry Co., Ltd.   15.11%

Shin Maint Holdings Co., Ltd.   9.76%

UH Partners 2 Investment Limited
Partnership           6.90%

Yoshikane Nakashima       6.59%

Hikari Tsushin K.K. Investment Limited

Partnership           5.87%

Ryoko Nakashima         5.34%

UH Partners 3 Investment Limited

Partnership           3.96%

Yuki Nakashima         3.62%

SANKI SERVICE Employee Stock Purchase

Plan              3.52%

Keiko Nakashima         3.49%

(13) Relationship between the parties

	Capital relationship	As of May 31, 2026, the Company holds 630,000 shares of Sanki Service stock.

	Personnel relationship	Not applicable.

	Business relationship	Not applicable.

	Status as a related party	Not applicable.

(14) Financial position and operating results for the past three years

(i) The Company (Consolidated)

Fiscal year	Fiscal year ended February 2024	Fiscal year ended February 2025	Fiscal year ended February 2026
Consolidated net assets	3,672	3,552	4,637
Consolidated total assets	8,302	9,066	11,088
Consolidated net assets per share (yen)	183.70	187.81	245.56
Consolidated net sales	22,354	25,707	29,946
Consolidated operating profit	1,255	1,534	1,857
Consolidated ordinary profit	1,259	1,562	1,897
Net income attributable to owners of parent	861	1,033	1,239
Consolidated net income per share (yen)	43.14	52.86	65.51
Dividend per share (yen) (Note 2)	27	32	20
(ii) Sanki Service (Consolidated)

Fiscal year	Fiscal year ended May 2024	Fiscal year ended May 2025	Fiscal year ended May 2026
Consolidated net assets	4,214	4,812	5,629
Consolidated total assets	8,612	9,948	10,151
Consolidated net assets per share (yen)	655.09	746.67	872.46
Consolidated net sales	19,430	20,636	24,253
Consolidated operating profit	736	1,020	1,170
Consolidated ordinary profit	758	1,021	1,174
Net income attributable to owners of parent	467	689	853
Consolidated net income per share (yen)	72.77	106.98	132.30
Dividend per share (yen)	20	25	30

(Note 1)	Shareholding ratios are calculated based on the total number of issued shares, excluding treasury shares.
(Note 2)	The Company carried out a 2-for-1 split of its common stock on March 1, 2025.

5.	Status after the Share Exchange

Stock company acquiring all issued shares set forth in Article 767 of the Companies Act (Wholly-owning parent company resulting from the share exchange)

(1) Name	SANKI Shin Maint Holdings Co., Ltd.

(2) Location	12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo, Japan

(3) Name and title of representative

Yoshikane Nakashima, Chairman and Representative Director (Chairman and Representative Director of SANKI SERVICE CORPORATION)

Hideo Naito, President and Representative Director (President, Chairman, and Representative Director of the Company)

(4) Description of business	Business administration of group companies through the holding of shares.

(5) Share capital	236,000,000 yen

(6) Fiscal year-end	End of February

(7) Net assets	To be determined

(8) Total assets	To be determined

(Note)	Subject to the Share Exchange taking effect on December 1, 2026 (planned), the Company will change its trade name to “SANKI Shin Maint Holdings Co., Ltd.”

6.	Overview of the Terms of the Share Exchange Agreement

The content of the Share Exchange Agreement executed by Sanki Service and the Company on July 15, 2026, is as follows.

SHARE EXCHANGE AGREEMENT (copy)

Shin Maint Holdings Co., Ltd. (“SMH”) and SANKI SERVICE CORPORATION (“SSC”) execute this Share Exchange Agreement (the “Agreement”) as follows on July 15, 2026 (“Execution Date”).

Article 1 (Share Exchange)

SMH and SSC, in accordance with the stipulations of this Agreement, will carry out a share exchange (the “Share Exchange”) having SMH as the “stock company acquiring all issued shares” as set forth in Article 767 of the Companies Act (wholly-owning parent company resulting from the share exchange) and SSC as the “stock company effecting the share exchange” set forth in Article 768, Paragraph 1, Item 1 of the Companies Act (wholly-owned subsidiary resulting from the share exchange), and through the Share Exchange, SMH will acquire all issued shares of SSC (excluding the shares of SSC that SMH already possesses; hereinafter the same).

Article 2 (Trade Names and Addresses)

The respective trade names and addresses of SMH and SSC are as follows.

SMH:

Trade name: Shin Maint Holdings Co., Ltd.

Address: 12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo, Japan

SSC:

Trade name: SANKI SERVICE CORPORATION

Address: 576-1 Abo-ko, Himeji, Hyogo, Japan

Article 3 (Shares to be Delivered in the Share Exchange and the Allotment Thereof)

1.

On the occasion of the Share Exchange, SMH shall deliver to SSC shareholders (this refers to shareholders following the cancellation of SSC’s treasury shares pursuant to Article 10, excluding SMH; “Shareholders Eligible for Allotment”) as of the time (the “Time of Record”) immediately before the point in time when SMH acquires all issued shares of SSC through the Share Exchange, in exchange for the common shares of SSC that they possess, common shares of SMH in the number obtained by multiplying the total number of common shares of SSC that they possess by 1.920.

2.

On the occasion of the Share Exchange, SMH shall allot to the Shareholders Eligible for Allotment, the common shares of SMH of the preceding paragraph, at a proportion of 1.920 common shares of SMH for each one common share of SSC that they possess.

3.

If there are any fractional shares of less than one share in the number of shares of common shares of SMH that SMH is to allot to a Shareholder Eligible for Allotment in accordance with the preceding two paragraphs, SMH shall handle such shares in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters Relating to Stated Capital and Reserves)

The amount by which the stated capital and reserves of SMH will increase through the Share Exchange is as follows.

Amount of stated capital:	0 yen

Amount of capital reserves:	The amount that SMH specifies as appropriate in accordance with the provisions of Article 39 of the Corporate Accounting Rules

Amount of retained earnings reserve:	0 yen

Article 5 (Effective Date)

The date on which the Share Exchange will take effect (“Effective Date”) shall be December 1, 2026; provided, however, that if necessary because of the state of progress of the Share Exchange procedures or other reason, SMH and SSC, following consultations and agreement, can change this date.

Article 6 (Approval of Share Exchange Agreement)

1.

SMH shall hold a general shareholders meeting on September 4, 2026, or other date agreed upon by SMH and SSC, and ask shareholders to pass resolutions approving the Agreement and matters necessary for the Share Exchange.

2.

SSC shall hold a general shareholders meeting on August 28, 2026, or other date agreed upon by SMH and SSC, and ask shareholders to pass resolutions approving the Agreement and matters necessary for the Share Exchange.

Article 7. (Election of Directors and Audit and Supervisory Board Members)

At the general shareholders meeting of SMH set forth in Article 6, SMH shall put on the agenda a proposal for the election of five director candidates and two Audit and Supervisory Board Member candidates nominated by SSC as directors and Audit and Supervisory Board members of SMH; provided, however, the effective force of the election based on such proposal for the election of directors and Audit and Supervisory Board members shall arise on the effective date of the Share Exchange, subject to the coming into effect of the Share Exchange.

Article 8 (Management of Company Property)

In the period from the Execution Date until the Effective Date, SMH and SSC shall each execute its own business and manage and operate its own property with the due care of a good manager, and shall cause their respective subsidiaries to do the same. Except for the acts otherwise set forth in this Agreement, if SMH or SSC carry out, or cause their subsidiaries to carry out, any act that is likely to have a material impact on their property or their rights or duties or any act that is likely to have a material impact on the execution of the Share Exchange or on the conditions of the Share Exchange, SMH or SSC, as the case may be, shall carry out, or cause their subsidiaries to carry out, such acts only after advance discussions and agreement between SMH and SSC.

Article 9 (Dividends of Surplus etc.)

1.	SSC can pay dividends of surplus, up to a maximum of 30 yen per one share, with a record date of May 31, 2026.

2.

Neither SMH nor SSC shall pay dividends of surplus having a record date that is any day between the Execution Date and the Effective Date, nor shall they carry out a buyback of own shares having an acquisition date that is any day between the Execution Date and the Effective Date (excluding any case where, pursuant to applicable laws and regulations, they are required to buy back own shares in response to the exercise of shareholder rights).

Article 10. (Handling of Treasury Shares)

Pursuant to a board of directors resolution to be made by the day immediately preceding the Effective Date, SSC shall cancel at the Time of Record all treasury shares that it possesses as of the Time of Record (including any treasury shares acquired in response to demands for purchase of shares exercised on the occasion of the Share Exchange by dissenting shareholders as set forth in Article 785, Paragraph 1 of the Companies Act).

Article 11 (Amendment and Cancellation of this Agreement)

1.

In the event that in the period from the Execution Date until the day immediately preceding the Effective Date, a material change occurs to the financial condition or managerial condition of SMH or SSC, circumstances that may constitute a material hindrance to the execution of the Share Exchange or the forming of a post-Share Exchange managerial structure arise or come to light, or other circumstances that may render attainment of the purpose of this Agreement difficult arise or come to light, SMH and SSC, following discussions and agreement, can amend the conditions of the Share Exchange or otherwise amend the terms of this Agreement, or can choose to cancel this Agreement.

2.

In the event in the period from the Execution Date until the day immediately preceding the Effective Date, the counterparty breaches the terms and conditions of this Agreement, SMH or SSC, as the case may be, can set an appropriate grace period and demand that the counterparty cure the breach within such period, and if the breach is not cured within such period, can cancel this Agreement.

Article 12 (Effective Force of this Agreement)

If this Agreement is not approved by the general shareholders meeting of SMH or SSC as set forth in Article 6 by the day immediately preceding the Effective Date, if approval of the proposal for the election of directors by the general shareholders meeting of SMH as set forth in Article 7 is not obtained, if the approval etc. of the competent ministries and agencies as set forth in domestic and foreign law necessary for the execution of the Share Exchange is not obtained by the day immediately preceding the Effective Date (including without limitation the coming-into-effect of notifications to the competent ministries and agencies), or if this Agreement is cancelled in accordance with the preceding Article, this Agreement will cease to have effective force.

Article 13 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by, and interpreted in accordance with, Japanese law.

2.	The Tokyo District Court shall be the agreed exclusive court of first instance for all disputes that arise in relation to the performance or interpretation of this Agreement.

Article 14 (Matters for Discussion)

Matters not provided for herein and other necessary matters concerning the Share Exchange shall be stipulated in accordance with the purpose of this Agreement, following good-faith discussions and agreement between SMH and SSC; and if questions arise regarding the interpretation of the terms of this Agreement, SMH and SSC, following good-faith discussions and agreement between themselves, shall strive to reach a resolution.

(Remainder of page intentionally blank)

In witness of its execution, this Agreement has been prepared in duplicate, and following execution by both SMH and SSC, each shall retain one counterpart.

July 15, 2026

SMH:

Shin Maint Holdings Co., Ltd.

12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo

Hideo Naito, President, Chairman, and Representative Director

SSC:

SANKI SERVICE CORPORATION

576-1 Abo-ko, Himeji, Hyogo

Tatsuo Kitakoshi, President and Representative Director

7.	Overview of the Matters Listed in the Items (excluding Item 5 and Item 6) of Article 193 of the Companies Act Implementation Rules

(1)	Matters Concerning the Appropriateness of the Exchange Consideration

[1]	Particulars of the Exchange Consideration and Matters Concerning the Appropriateness of the Allotment

This is as set forth in “(1) Matters Concerning the Appropriateness of the Share Exchange Consideration” in “3. Overview of the Share Exchange”.

[2]	Matters Concerning the Appropriateness of the Amount of the Company’s Stated Capital and Reserves

This is as set forth in Article 4 of the Share Exchange Agreement (copy) under “6. Overview of the Terms of the Share Exchange Agreement”.

(2)	Matters Concerning the Appropriateness of Stock Acquisition Rights

Not applicable.

(3)	Content of the Financial Statements Pertaining to the Final Business Year of Sanki Service

The content of the financial statements pertaining to the final business year of Sanki Service is posted on the Company website and the TSE website, pursuant to the provisions of laws and regulations and Article 15, Paragraph 2 of the Company’s Articles of Incorporation; accordingly, this is not included in the documents sent to shareholders who requested delivery of documents.

(4)	Content of Extraordinary Financial Statements Having an Extraordinary Settlement Date after the Final Day of the Final Business Year of Sanki Service

Not applicable.

(5)	Disposal of Material Assets, Bearing of Material Obligations, and Other Events Having a Material Impact on the State of Company Property, Arising after the Final Day of the Final Business Year

[1]	The Company

Not applicable.

[2]	Sanki Service

By resolution of a board of directors meeting to be held by the day immediately preceding the effective date of the Share Exchange, Sanki Service plans to cancel, as of the point in time immediately preceding the Time of Record, all treasury shares that it possesses as of the point in time immediately preceding the Time of Record (including treasury shares SSC will acquire in response to demands for purchase of shares exercised on the occasion of the Share Exchange by dissenting shareholders as set forth in Article 785, Paragraph 1 of the Companies Act).

Proposal No. 2: Partial Amendment to the Articles of Incorporation

1.	Purpose of Amendment to the Articles of Incorporation

In light of the Business Integration, the Company will implement the change of trade name set forth in “Proposal No. 1: Approval of the Stock Exchange Agreement between SANKI SERVICE CORPORATION and the Company” and, in addition, based on a spirit of equality between Sanki Service and the Company, changes will be made to the number of officers (“Amendment to Articles of Incorporation”).

2.	Particulars of the Amendment to the Articles of Incorporation

The particulars of the amendment are as follows.

(Underlined sections indicate changes.)

Current Articles of Incorporation	Proposed Amendment
(Trade Name) Article 1 The Company shall be called “Shin Maint Holdings Kabushiki Kaisha”, and the name shall be written in English as “Shin Maint Holdings Co., Ltd.”	(Trade Name) Article 1 The Company shall be called “Sanki Shin Maint Holdings Kabushiki Kaisha”, and the name shall be written in English as “SANKI Shin Maint Holdings Co., Ltd.”

Articles 2-18 (details omitted)	Articles 2-18 (unchanged)

(Number of Directors) Article 19 The Company will have no more than 8 directors.	(Number of Directors) Article 19 The Company will have no more than 10 directors.

Articles 20-30 (details omitted)	Articles 20-30 (unchanged)

(Number of Audit and Supervisory Board Members) Article 31 The Company will have no more than 3 Audit and Supervisory Board Members.	(Number of Audit and Supervisory Board Members) Article 31 The Company will have no more than 4 Audit and Supervisory Board Members.

Articles 32-47 (details omitted)	Articles 32-47 (unchanged)

3.	Timetable for the Amendments to the Articles of Incorporation

The Amendment to Articles of Incorporation will be made subject to the approval of Proposal No. 1 as proposed. It is planned that the effective date of the Share Exchange will be December 1, 2026.

Proposal No. 3: Election of Five Directors

In accordance with the changes in the number of officers under “Proposal No. 2: Partial Amendment to the Articles of Incorporation”, in order to promote the Business Integration based on a spirit of equality between the Companies, the Company asks the shareholders for the election of five directors. It should be noted that Mr. Arinori Yamagata will resign from his post as outside director on December 1, 2026.

The resolution pertaining to this Proposal will come into effect subject to both Proposal No. 1 and Proposal No. 2 being approved as proposed. Further, if this Proposal is approved, subject to the Share Exchange coming into effect, the respective candidates shall take their posts as directors as of the effective date of the Share Exchange. It is planned that the effective date of the Share Exchange will be December 1, 2026.

The director candidates are as follows.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held
		July 1977:	Established SANKI SERVICE CORPORATIONSanki Service Corporation President and Representative Director

		August 1998:	Established Shanghai Sanki Building Facility Service Co., Ltd., Chairman of the Board of Directors	—

		June 2020:	SANKI SERVICE CORPORATION Chairman of the Board of Directors

1	New appointment	January 2021:	SANKI SERVICE CORPORATION Chairman and Representative Director (current position)

Yoshikane Nakashima (November 14, 1954)

[Reasons for nominating the director candidate]

Mr. Yoshikane Nakashima served as president and representative director of SANKI SERVICE CORPORATION from the time of the company’s establishment, and as chief executive officer, he addressed various management challenges facing the Sanki Service Corporation group, supported the group’s growth with a clear vision, and demonstrated strong leadership in overseeing the overall operations of Sanki Service Corporation. Since June 2020, he has continued to lead the management of Sanki Service Corporation as chairman, while placing increased focus on external relations and activities as well.

Based on his track record until now, the Company believes Mr. Nakashima is best suited to perform an oversight role for the Company’s overall management and therefore proposes his election as a director.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held

		April 1993:	Joined SANKI SERVICE CORPORATION

		October 2001:	Sales Manager, Tokyo Business Development Department, SANKI SERVICE CORPORATION

		April 2002:	Technology Control Office Manager, Tokyo Business Development Department, SANKI SERVICE CORPORATION

		April 2005:	Director, Call Center, SANKI SERVICE CORPORATION

		June 2008:	Executive Officer and Director, Call Center, SANKI SERVICE CORPORATION

		April 2010:	Executive Officer and General Manager, Tokyo Service Department, SANKI SERVICE CORPORATION

		March 2012:	General Manager, Shanghai Sanki Building Facility Service Co., Ltd.

		September 2012:	Director, Shanghai Sanki Building Facility Service Co., Ltd.

2	New appointment	June 2015:	Executive Officer and General Manager, Total Maintenance Division, SANKI SERVICE CORPORATION	—

	Reona Ochi (February 8, 1975)	August 2015:	Director and General Manager, Total Maintenance Division, SANKI SERVICE CORPORATION

		June 2017:	Director and General Manager, Maintenance Division, SANKI SERVICE CORPORATION

		June 2019:	Director and General Manager, Business Division, SANKI SERVICE CORPORATION

		August 2020:	Senior Director, Future Project Office, SANKI SERVICE CORPORATION

		January 2021:	Managing Executive Officer and General Manager, Business Division, SANKI SERVICE CORPORATION

		August 2021:	Director, Executive Officer, and General Manager, Business Division, SANKI SERVICE CORPORATION

		June 2022:	Director, Shanghai Sanki Building Facility Service Co., Ltd. (current position)

		August 2024:	Director, Vice President, and General Manager, Business Division, Sanki Service Corporation (current position)

Reasons for nominating the director candidate

With many years of experience in maintenance technology for air conditioning equipment, a key division of SANKI SERVICE CORPORATION’s operations, Mr. Reona Ochi has played a central role as a leader at different offices and engaged in the management of the company for years as executive officer. He also has experience serving as a senior manager outside Japan.

The Company believes that Mr. Ochi will contribute to the realization of the Company’s corporate vision by drawing on his experience in Japan and abroad, and therefore proposes his election as director.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held

		April 1994:	Joined IBJ Leasing Company, Limited (now Mizuho Leasing Co., Ltd., a Mizuho Financial Group company)

		March 2015:	Joined Liens Group, Director, General Manager of Finance Department, Human Resources and General Affairs Department and Corporate Planning Office

		August 2019:	Joined SANKI SERVICE CORPORATION, General Manager, General Affairs and Human Resources Department

		June 2020:	Executive Officer and General Manager, Human Resources Strategy Department, SANKI SERVICE CORPORATION

		June 2020:	Auditor, Shanghai Sanki Building Facility Service Co., Ltd. (current position)

3	New appointment	June 2022:	Managing Executive Officer and General Manager, Business Administration Division and Human Resources Strategy Department, SANKI SERVICE CORPORATION	—

	Tadashi Kawasaki (May 10, 1972)	August 2022:	Director, Managing Executive Officer and General Manager, Business Administration Division and Human Resources Strategy Department, SANKI SERVICE CORPORATION

		February 2024:	Director, Managing Executive Officer and General Manager, Business Administration Division, Human Resources Strategy Department and Finance and Accounting Department, SANKI SERVICE CORPORATION

		August 2024:	Senior Managing Director and General Manager, Business Administration Division, Human Resources Strategy Department and Finance and Accounting Department, SANKI SERVICE CORPORATION

		June 2025:	Senior Managing Director and General Manager, Business Administration Division, Human Resources Strategy Department and Legal Affairs Department, SANKI SERVICE CORPORATION (current positions)

Reasons for nominating the director candidate

Since joining SANKI SERVICE CORPORATION, Mr. Tadashi Kawasaki has worked on the design and operation of a new personnel evaluation system, workplace reform initiatives, creation of a hiring strategy, employee training programs, development of BCP, and efforts for achieving employee health-focused management, while also contributing to the company’s management primarily as the head of the human resources and general affairs field. Since 2020, he has led the entire Business Administration Division as an executive officer, advancing its management strategies and enhancing its corporate governance and compliance practices.

The Company believes that Mr. Kawasaki will contribute to the enhancement of the Company’s corporate value and further accelerate the execution and advancement of the Company’s management strategies and the realization of its vision; therefore, the Company proposes his election as a director.

		May 2006:	Joined RK Corporation Co., Ltd.

		May 2008:	Joined GRANDCLAIRE Co., Ltd.

		March 2010:	Deputy manager, GRANDCLAIRE Co., Ltd. Revi Crie Ikebukuro branch	—

		May 2011:	Opened beauty salon One’s Diamond

		September 2017:	Joined SANKI SERVICE CORPORATION

4	New appointment	July 2023:	Roppongi Area Representative, Female Business Leader Community, Shinsei-kai

Ryoko Nakashima (January 21, 1984)

Reasons for nominating the director candidate

With a wide range of business experience from real estate sales to cosmetics sales and beauty salon management, Ms. Ryoko Nakashima has acquired extensive knowledge on marketing capabilities, customer service capabilities and business operation. She has also contributed to the creation of a unit within a nationwide business leader community and, by running the community as an area representative, has worked diligently not only to develop a network of business leaders across different industries but also to nurture a number of female business leaders. Further, at GRANDCLAIRE Co., Ltd., she has supported the growth of new business segments, including the environmental business.

The Company believes that Ms. Nakashima will bring a broad range of perspectives to the Company’s management based on such extensive experience and therefore proposes her election as a director.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held

		April 1978:	Joined Fuji Electric Instrumentation Co., Ltd.

		April 1983:	Joined BELLSYSTEM24, Inc.

		June 1987:	Joined MOSHI MOSHI HOTLINE, INC. (now Altius Link, Inc.); General Manager, Operations Department

		June 1991:	General Manager, Training Department, Moshimoshi Hotline

		June 1993:	General Manager, Planning and Sales Promotion Department, Moshimoshi Hotline

		June 1996:	General Manager, Planning and Sales Promotion Department and Training Department, Moshimoshi Hotline	—

		June 1999:	Director, Moshimoshi Hotline

5	New appointment	June 2004:	Director and Managing Executive Officer, Moshimoshi Hotline

	Hiromi Fujita (May 12, 1955)	June 2008:	Director and Senior Executive Officer, Moshimoshi Hotline

		August 2009:	Representative Director, JSOL CORPORATION (current position)

		August 2023:	Outside Director, SANKI SERVICE CORPORATION (current position)

Reasons for nominating the outside director candidate and overview of expected roles

As one of the founding members of now Altius Link, Inc., Ms. Hiromi Fujita engaged in the Operations Department, which was responsible for business operations, and the development of the operation and management of the call center. The Company believes that she will draw on her extensive experience and expertise in providing effective insights and advice for making improvements aimed at enhancing the Company’s service quality and reliability. She also has experience developing CSR and diversity initiatives, particularly efforts to promote women.

With the Company aiming to improve its medium-term corporate value, the Company believes that Ms. Fujita’s experience and knowledge are essential to enhancing the effectiveness of the Company’s decision-making and therefore proposes her election as an outside director.

(Notes) 1.	None of the director candidates have any conflict of interest with the Company.

2.	Ms. Hiromi Fujita is the candidate for outside director.

3.

If Ms. Hiromi Fujita’s election is approved, the Company intends, pursuant to Article 427, Paragraph 1 of the Companies Act, to enter into an agreement on December 1, 2026, the effective date, that limits her liability under Article 423, Paragraph 1 of the Act.

4.	If Ms. Hiromi Fujita’s election is approved, the Company intends to register her with the Tokyo Stock Exchange as an independent officer in accordance with the TSE regulations.

5.

The Company has an officers liability insurance policy as stipulated in Article 430-3, Paragraph 1 of the Companies Act, which will cover legal damages and litigation costs in the event that a claim for damages is made against the insured during the insurance period due to an act committed by the insured in the capacity of his/her position. After the candidates take office as the Company’s directors, they will become part of the insured under this insurance policy.

Proposal No. 4: Election of Three Audit and Supervisory Board Members

In accordance with the changes in the number of officers under “Proposal No. 2: Partial Amendment to the Articles of Incorporation”, in order to promote the Business Integration based on a spirit of equality between the Companies, the Company asks the shareholders for the election of three Audit and Supervisory Board members. It should be noted that Mr. Toshiro Tamura and Mr. Toru Yoshiki will resign from their posts as outside Audit and Supervisory Board members on December 1, 2026. Further, the Audit and Supervisory Board has approved the submission of this Proposal.

The resolution pertaining to this Proposal will come into effect subject to both Proposal No. 1 and Proposal No. 2 being approved as proposed. Further, if this Proposal is approved, subject to the Share Exchange coming into effect, the respective candidates shall take their posts as Audit and Supervisory Board members as of the effective date of the Share Exchange. It is planned that the effective date of the Share Exchange will be December 1, 2026.

The Audit and Supervisory Board member candidates are as follows.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held
		April 1982:	Joined The Sanwa Bank, Limited (now MUFG Bank, Ltd.)

		January 2002:	Branch Manager, Shin-Osaka-Ekimae Branch; General Manager, Corporate Sales Department, The Sanwa Bank, Limited

		April 2005:	Branch Manager, Kyoto-Ekimae Branch; General Manager, Corporate Sales Department, The Sanwa Bank, Limited

		July 2007:	General Manager, Retail Human Resources Department, The Sanwa Bank, Limited

1	New appointment	February 2010:	General Manager, Osaka Sales Department, The Sanwa Bank, Limited

	Makoto Kaiba	June 2012:	Joined Toyo Carmax Corporation; General Manager, Petroleum Sales Department II	-

	(April 10, 1959)	June 2013:	Executive Officer and General Manager, Petroleum Sales Department II, Toyo Carmax Corporation

		June 2016:	Managing Director, General Manager, General Affairs Department and General Manager, Accounting Department, Toyo Carmax Corporation

		June 2019:	Senior Managing Director overseeing the General Affairs Department, Accounting Department, and Systems Department, Toyo Carmax Corporation

		May 2020:	Trustee, Momoyama Gakuin (current position)

July 2022:	Joined SANKI SERVICE CORPORATION; General manager overseeing the Business Administration Division

August 2022:	Full-time Audit and Supervisory Board member, SANKI SERVICE CORPORATION (current position)

Reasons for nominating the candidate

Mr. Makoto Kaiba has been involved in financial services for many years and has extensive experience. He has also held a variety of positions at other companies, including in sales and management, and has experience managing a company as a director.

The Company believes that, based on his knowledge and experience, Mr. Kaiba will be able to audit the execution of duties by directors from an objective and fair standpoint and therefore proposes his election as an Audit and Supervisory Board member.

Candidate No.	Name (Date of birth)	Career summary, positions, duties and significant concurrent positions		Number of shares of Company stock held
		October 2002:	Registered as an attorney

		November 2006:	Head, Tatsuno Himawari Fund Law Office

		March 2011:	Head, Tatsuno Law Office (current position)

2	New appointment Masakazu Ogino (December 10, 1977)	April 2015: August 2015: June 2023:	Vice President, Hyogo Bar Association Outside Audit and Supervisory Board member, SANKI SERVICE CORPORATION (current position) Outside director (Audit and Supervisory Committee Member), KAWASE COMPUTER SUPPLIES CO., LTD. (current position)	-

Reasons for nominating the candidate

Based on his extensive experience as an attorney, Mr. Masakazu Ogino possesses a high level of specialized expertise in corporate legal affairs and general legal matters. The Company expects that he will provide objective and fair audits, primarily from a legal perspective, and constructive feedback to the board of directors, contributing to the strengthening of the Company’s corporate governance. The Company therefore proposes his election as an outside Audit and Supervisory Board member.

		July 2004:	Joined Deloitte Touche Tohmatsu (now Deloitte Touche Tohmatsu LLC)

		October 2011:	Joined AGS Consulting Co., Ltd.

		January 2016:	Opened Nakano Certified Public Accountant and Tax Accountant Office; Representative (current position)

3	New appointment	January 2016:	Established K.K. AAA Sogo Kaikei; Representative director (current position)

	Yosuke Nakano (March 14, 1983)	June 2018:	Outside Director (Audit and Supervisory Committee Member), ISHIGAKI FOODS CO., LTD. (now Wel-Dish.Incorporated Co., Ltd.)	-

		July 2020:	Representative partner, Accelerator Audit Co. (current position)

		May 2024:	Outside Director (Audit and Supervisory Committee Member), TOKYO KOKI CO. LTD.

		March 2026:	Outside Director (Audit and Supervisory Committee Member), ZOOM CORPORATION (current position)

Reasons for nominating the candidate

Mr. Yosuke Nakano possesses a high level of expertise as a certified public accountant and tax accountant and a wealth of experience and insight gained as the representative of an audit corporation and a tax accountant’s office. He has many years of experience as a finance, accounting, and tax professional, and as an outside director of multiple companies, he has also provided objective and sound advice and performed appropriate oversight with regard to corporate governance and overall management. The Company believes that Mr. Nakano will draw on these achievements and insights to contribute to the strengthening of the Company’s management oversight system and to the execution of appropriate audit duties. The Company therefore proposes his election as an outside Audit and Supervisory Board member.

(Notes) 1.	None of the Audit and Supervisory Board member candidates have any conflict of interest with the Company.
2.	Mr. Masakazu Ogino and Mr. Yosuke Nakano are the candidates for outside Audit and Supervisory Board members.

3.

If the election of Mr. Masakazu Ogino and Mr. Yosuke Nakano is approved, the Company intends, pursuant to Article 427, Paragraph 1 of the Companies Act, to enter into an agreement on December 1, 2026, the effective date, that limits their liability under Article 423, Paragraph 1 of the Act.

4.

If the election of Mr. Masakazu Ogino and Mr. Yosuke Nakano is approved, the Company intends to register them with the Tokyo Stock Exchange as independent officers in accordance with the TSE regulations.

5.

The Company has an officers liability insurance policy as stipulated in Article 430-3, Paragraph 1 of the Companies Act, which will cover legal damages and litigation costs in the event that a claim for damages is made against the insured during the insurance period due to an act committed by the insured in the capacity of his/her position. After the candidates take office as the Company’s Audit and Supervisory Board members, they will become part of the insured under this insurance policy.

End

Notes

Map to the Extraordinary General Shareholders Meeting Venue

Ours Inn Hankyu

1-50-5 Oi, Shinagawa-ku, Tokyo

Single Building, 3rd Floor, Conference Rooms A & B

Access by train

One minute walk from Oimachi Station.

JR Keihin Tohoku Line: Go through the Central Ticket Gate and take the stairs to the right (Central West Direction (1)).

Rinkai Line: Go through the ticket gate and take the escalator to the right (A2 exit)

Tokyu Oimachi Line: Go through the ticket gate and proceed along the JR line to the right.